Exhibit 99.1

Aeries Technology Receives Notification of Deficiency from Nasdaq Related to

Delayed Filing of Annual Report on Form 10-K

New York, Aug. 06, 2024 (GLOBE NEWSWIRE) -- Aeries Technology, Inc. (“Aeries” or “the Company”) (Nasdaq: AERT), a global professional services and technology consulting partner, today announced that it received an expected deficiency notification letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) on July 31, 2024 ( the “Notice”). The Notice indicated that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) as a result of its failure to timely file its Annual Report on Form 10-K for the year ended March 31, 2024 (the “Fiscal 2024 Form 10-K”) as described more fully in the Company's Form 12b-25 Notification of Late Filing (the “Form 12b-25”) filed with the Securities and Exchange Commission (the "SEC") on July 1, 2024. The Listing Rule requires Nasdaq-listed companies to timely file all required periodic reports with the SEC.

In accordance with Nasdaq’s listing rules, the Company has 60 calendar days after the Notice to submit a plan to regain compliance with the Listing Rule. Following receipt of such plan, Nasdaq may grant an extension of up to 180 calendar days from the Fiscal 2024 Form 10-K’s due date, or until January 13, 2025, for the Company to regain compliance.

While the Company cannot provide specific timing, it is working diligently to complete and file the Fiscal 2024 Form 10-K as soon as practicable. The Company intends to submit a compliance plan to Nasdaq if necessary and take the appropriate steps to regain compliance with Nasdaq’s listing rules as promptly as possible.

About Aeries Technology

Aeries Technology (Nasdaq: AERT) is a global professional services and consulting partner for businesses in transformation mode and their stakeholders, including private equity sponsors and their portfolio companies, with customized engagement models that are designed to provide the right mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations. Founded in 2012, Aeries Technology now has over 1,700 professionals specializing in Technology Services and Solutions, Business Process Management, and Digital Transformation initiatives, geared towards providing tailored solutions to drive business success. Aeries Technology’s approach to staffing and developing its workforce has earned it the Great Place to Work Certification.

Contacts

Ryan Gardella

AeriesIR@icrinc.com